UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 7, 2011
______________

CHINA INFRANSTRUCTURE INVESTMENT CORPORATION
(Exact name of registrant as specified in Charter)
Nevada	001-34150	88-0484183
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)
Room D, 2F, Building 12, Xinxin Huayuan, Jinshui Road, Zhengzhou, Henan Province The People’s Republic of China
(Address of Principal Executive Offices)

(001) 86-375-2754377
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01            Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously disclosed, on September 9, 2010, China Infrastructure Investment Corporation (the “Company”) received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) advising that for the previous 30 consecutive business days, the closing bid price of the Company’s common stock was below the minimum $1.00 per share requirement for continued listing on NASDAQ Capital Market pursuant to NASDAQ Marketplace Rule 5550(a)(2).  The company was given 180 calendar days, or until March 8, 2011, to regain compliance with the minimum bid price requirement.  On March 9, 2011, the Company was provided an additional 180 calendar days, or until September 6, 2011, to regain compliance.

On September 7, 2011, the Company received a Staff Determination Letter (the “Letter”) from NASDAQ informing the Company that the Company has not regained compliance with Listing Rule 5550(a)(2) prior to the expiration of the second 180 day compliance period.   The Letter indicated that NASDAQ would delist the Company’s securities from the Capital Market on September 16, 2011 and a Form 25-NSE would be filed with the Securities and Exchange Commission (the “SEC”), unless the Company requested an appeal of the delisting determination to a NASDAQ Listing Qualification Panel (the “Panel”) pursuant to the procedures set forth in the NASDAQ Listing Rule 5800 Series.

NASDAQ stated in the Letter that if the Company appealed the delisting determination and requested a hearing by 4pm Eastern Time on or before September 14, 2011, the delisting of the Company’s securities would be stayed pending the Panel’s decision after hearing the Company’s case.

On September 13, 2011, the Company formally appealed the delisting determination contained in the Letter and requested an oral hearing in front of the Panel.   As a result of such appeal and hearing request, the Company’s common stock will not be delisted from NASDAQ until, and unless, the Panel makes a determination of delisting the Company’s common stock after a formal hearing.

The Company’s common stock has had a closing price above $1.00 for the six business days prior to the date of the filing of this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

China Infrastructure Investment Corporation (Registrant)

Date: September 13, 2011	By:	/s/ Li Xipeng
Li Xipeng
Chief Executive Officer